EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS SECOND QUARTER 2004 RESULTS

Woburn, MA – July 21, 2004 - Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that its consolidated net income for the second quarter ended June 30, 2004 reached a record level of $5.0 million, or $0.27 per share. This net income represented a 22% increase over net income of $4.1 million, or $0.22 per share, for the second quarter of 2003 and a 23% increase over net income of $4.1 million, or $0.22 per share, for the first quarter of 2004. Net income was ahead of the Company’s guidance provided on April 20, 2004, principally due to lower than expected costs associated with legal fees for the Freedom Wireless proceedings. Total revenues for the second quarter also reached record levels, increasing 8% to $27.7 million from $25.5 million in the second quarter of 2003 and 1% from $27.2 million in the first quarter of 2004.

Net income for the six months ended June 30, 2004 totaled $9.1 million, or $0.48 per share. This net income represented a 23% increase over net income of $7.4 million, or $0.40 per share, for the six months ended June 30, 2003. Total revenues for the six months ended June 30, 2004 increased 15% to $54.9 million from $47.7 million in the six months ended June 30, 2003.

During the second quarter, the Company repurchased 505,000 of its own shares for $4.9 million under the stock repurchase program it announced on June 14, 2004. The repurchase program is supported by bcgi’s strong balance sheet, which had cash and short-term investments of $65.1 million as of June 30, 2004.

Billing and Transaction Processing Services Results

Billing and Transaction Processing Services (BTPS) revenues, which include revenues from bcgi Prepaid Wireless, bcgi Voyager Billing and Customer Care, and bcgi Payment Services businesses, were $27.0 million in the second quarter of 2004, representing a 12% increase over the second quarter of 2003. Gross margins on BTPS revenues were 78% compared to 75% in the second quarter of 2003. The increase in gross margins compared to the 2003 second quarter was primarily driven by higher revenues, low incremental operating costs, and the Company’s success at managing costs and leveraging resources.

Prepaid Wireless net subscriber additions for the quarter were 6,000. As of June 30, 2004, bcgi had 4.07 million subscribers, 13% higher than June 30, 2003. Although net subscriber additions in the second quarter are typically lower sequentially due to seasonality, net subscriber additions were less than expected. This was principally due to aggressive prepaid marketing programs initiated by certain of the Company’s carrier customers in the first quarter of 2004 that did not continue throughout the June 2004 quarter. Total average billed minutes of use per subscriber per month was consistent with the three months ended March 31, 2004 at 116 minutes per month per subscriber and represented a 3% increase over the second quarter of 2003.

Contract Renewal with Cincinnati Bell Wireless

During the second quarter, bcgi signed a multi-year contract with Cincinnati Bell Wireless (CBW), a business segment of Cincinnati Bell Inc., to continue support of the carrier’s prepaid service, i-wirelessSM. The carrier is utilizing bcgi’s real-time subscriber management solution to simultaneously support i-wireless subscribers in both GSM and TDMA network environments. bcgi’s solution enables CBW to be the first U.S. carrier to offer prepaid two-way Multimedia Messaging Service (MMS) with picture phone functionality on its GSM/GPRS network. In addition, CBW continues to use bcgi’s Mobile Commerce Payment Service to enable billing of prepaid accounts for M-commerce goods and services such as games and ringtones.

Outlook

The Company anticipates GAAP earnings will approximate $0.20 to $0.24 per share for the third quarter of 2004. Earnings estimates reflect the expectation that Verizon Wireless will continue to not activate new retail prepaid subscribers on bcgi’s platform and that the Company will have fewer gross additions from Cingular Wireless as their GSM prepaid programs, which bcgi does not support, are favored over their TDMA programs. In addition, the Company expects to continue to invest in its diversification strategy which includes support for its new Mobile Guardian product and continued expansion into the regional wireless markets, among other initiatives. The Company’s guidance also includes approximately $0.02 to $0.03 per share in estimated legal costs, primarily to defend the Freedom Wireless lawsuit.

“Supported by our strong financial position, we continue to make significant progress in our diversification strategy to develop new sources of revenue for bcgi,” commented E. Y. Snowden, president and chief executive officer. “We are happy to report that, compared to the same quarter a year ago, the entire 8% increase in our second quarter revenues was generated from customers other than our two largest. The potential of our newest solution, Mobile Guardian, remains strong with demonstrated interest by both existing and prospective national and regional carrier customers. Additionally, we continue to win business and expand our presence in the regional markets with all of our solutions, including Prepaid Wireless, Voyager Billing and Customer Care, Payment Services, Mobile Guardian, and Network Governor. Furthermore, our longstanding relationship with CBW and the renewal of their prepaid wireless contract further validates the strength of our competitive position and technological capabilities.”

Mr. Snowden concluded, “As evidenced by our stock repurchase program, ongoing investments in new and enhanced product opportunities, and continuing efforts to augment our highly talented and dedicated team at bcgi, we are very confident in our outlook and our ability to execute our strategic objectives.”

Conference Call

The Company will hold a conference call and Webcast at 5:00PM Eastern Standard Time on Wednesday, July 21st, 2004 to discuss results for the period ended June 30, 2004 and management’s outlook. The Company’s president and CEO, E.Y. Snowden, and chief financial officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for one week following the call via telephone at 1-800-642-1687 (conf id 8602926) and for 90 days on the web at www.bcgi.net.

ABOUT THE COMPANY

Boston Communications Group, Inc. (NASDAQ: BCGI), an S&P Small Cap 600 Index company and Russell 2000 Index company, is a leader in transaction processing solutions for real-time wireless subscriber management, payment services, billing and customer care. Through these solutions, bcgi delivers prepaid and postpaid billing, wireless account recharge and mobile commerce. Founded in 1988, bcgi provides solutions to wireless operators worldwide through a combination of its industry-leading, proprietary software applications, world-class infrastructure and data centers, expertise in telecommunications platform integration, and flexible implementation models. Please visit the bcgi Web site at http://www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding earnings per share estimates, estimates of future legal expenses and expectations regarding new product offerings and expansion into new markets. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the loss of a customer or certain of their markets, specifically, Verizon Wireless, Cingular Wireless and Nextel Communications, who represented 47%, 23% and 11%, respectively, of the Company’s consolidated revenues for the three months ended June 30, 2004, or greater than expected pricing reductions from major carrier customers, network outages that can cause reductions in revenue due to penalty clauses contained in certain of our carrier customer contracts, an unfavorable judgment in the Freedom Wireless suit which could result in substantial damages and could significantly restrict bcgi’s ability to conduct business, the ability to market and sell new solutions to wireless carriers, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the three months ended March 31, 2004 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries - investor_relations@bcgi.net

FRB | Weber Shandwick: Alison Ziegler, General Inquiries (212) 445-8432

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03
Revenues:
Billing and transaction processing services	$26,980	$24,097	$53,536	$45,171
Prepaid systems	670	1,427	1,359	2,483

	27,650	25,524	54,895	47,654
Expenses:
Cost of billing and transaction processing services revenues	5,996	6,014	11,861	11,004
Cost of prepaid systems revenues	463	871	976	1,438

Total cost of revenues	6,459	6,885	12,837	12,442

Gross margin (1)	21,191	18,639	42,058	35,212

Engineering, research and development	3,497	3,362	7,293	6,231
Sales and marketing	1,667	1,516	3,539	3,083
General and administrative	2,125	1,985	4,211	3,870
General and administrative – legal expense (2)	450	725	1,600	1,640
Depreciation and amortization	5,490	4,813	10,959	9,205

Total operating expenses	13,229	12,401	27,602	24,029

Operating income	7,962	6,238	14,456	11,183
Interest income	251	302	563	638

Income from continuing operations before income taxes	8,213	6,540	15,019	11,821
Provision for income taxes	3,211	2,488	5,933	4,496

Income from continuing operations	5,002	4,052	9,086	7,325
Discontinued operations (3):
Income/(loss) from discontinued operations, net of income taxes	—	35	(11)	50

Net income	$5,002	$4,087	$9,075	$7,375

Basic Net Income Per Share:
Continuing operations	$0.27	$0.22	$0.50	$0.41

Net income	$0.27	$0.23	$0.50	$0.42

Weighted average common shares outstanding	18,295	18,009	18,286	17,744

Diluted Net Income Per Share:
Continuing operations	$0.27	$0.21	$0.49	$0.39

Net income	$0.27	$0.22	$0.48	$0.40

Weighted average common shares outstanding	18,735	18,878	18,728	18,609

Notes to Condensed Consolidated Statements of Operations:

(1)	Gross margin does not include depreciation and amortization, which is shown separately below.
(2)	General and administrative – legal expenses consists primarily of legal fees to defend the patent infringement suit brought by Freedom Wireless
(3)	The Company’s Roaming Service business was discontinued in the quarter ended March 31, 2004. 2003 amounts have been restated to reflect Roaming Services as discontinued operations.

SEGMENT INFORMATION

(Unaudited and in thousands, except percentages)

Three months ended June 30,	Billing and Transaction Processing Services	Prepaid Systems	Total
2004
Revenues	$26,980	$670	$27,650

Gross margin*	20,984	207	21,191

Gross margin percentage*	78%	31%	77%

2003
Revenues	$24,097	$1,427	$25,524

Gross margin*	18,083	556	18,639

Gross margin percentage*	75%	39%	73%

Six months ended June 30,	Billing and Transaction Processing Services	Prepaid Systems	Total
2004
Revenues	$53,536	$1,359	$54,895

Gross margin*	41,675	383	42,058

Gross margin percentage*	78%	28%	77%

2003
Revenues	$45,171	$2,483	$47,654

Gross margin*	34,167	1,045	35,212

Gross margin percentage*	76%	42%	74%

*	Gross margin and gross margin percentage are calculated excluding depreciation and amortization.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(unaudited and in thousands)

	June 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and short-term investments	$65,128	$66,513
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $756 in 2004 and $878 in 2003	23,565	18,386
Prepaid expenses and other assets	3,540	2,800
Deferred income taxes	1,152	1,260

Total current assets	93,385	88,959

Property and equipment, net	57,839	58,638

Goodwill and other assets	8,410	6,994

Total assets	$159,634	$154,591

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$18,712	$18,755

Total current liabilities	18,712	18,755

Non-current liabilities:
Accrued pension liability	1,093	632
Deferred income taxes	7,003	7,003

Total non-current liabilities	8,096	7,635

Shareholders’ equity:
Common stock and additional paid-in capital	106,521	110,971
Retained earnings	26,305	17,230

Total shareholders’ equity	132,826	128,201

Total liabilities and shareholders’ equity	$159,634	$154,591

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited and in thousands)

	Six months ended June 30,
	2004	2003
OPERATING ACTIVITIES

Net income from continuing operations	$9,086	$7,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,959	9,205
Deferred income taxes	108	1,139
Changes in operating assets and liabilities:
Accounts receivable	(5,373)	(2,251)
Prepaid expenses and other assets	(772)	(1,479)
Accounts payable, accrued expenses and deferred revenue	885	6,650

Net cash provided by operating activities of continuing operations	14,893	20,589

Income (loss) from discontinued operations	(11)	50
Net change in operating assets and liabilities of discontinued operations	(260)	(22)

Net cash used in operating activities of discontinued operations	(271)	28

Net cash provided by operations	14,622	20,617

INVESTING ACTIVITIES
Purchases of long-term investments	(1,517)	(1,517)

Purchases of short-term investments, net of sales	952	(15,648)

Purchase of property and equipment	(10,039)	(23,482)

Net cash used in investing activities	(10,604)	(40,647)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and employee stock purchase plan	710	5,579
Repurchase of common stock	(4,935)	—

Net cash provided by (used in) financing activities	(4,225)	5,579

Decrease in cash and cash equivalents	(207)	(14,451)
Cash and cash equivalents at beginning of period	2,960	31,146

Cash and cash equivalents at end of period	$2,753	$16,695

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